Exhibit 10.1

March 16, 2010

PERSONAL AND CONFIDENTIAL

Mr. Wm. Britton Greene
President and CEO
245 Riverside Avenue
Suite 500
Jacksonville, FL 32202

Dear Britt,

We are delighted to confirm the terms of your relocation with The St. Joe Company under the terms set forth herein.

In order to facilitate your move to Northwest Florida, St. Joe will provide you with the following relocation benefits:

•	Company will assume the costs of your non-primary home for as long as you own two homes, up to twelve (12) months. Company will reimburse all customary costs including payment of monthly mortgage interest, real estate taxes, insurance and utilities. You will be responsible for cost of meals, incidentals and long distance telephone charges

•	Company agrees to purchase existing home at any time during the 12 months after closing of primary residence in West Florida.

•	Company will accept the market value of the existing home as determined by averaging of two current appraisals.

•	Company agrees to reimburse you up to $150,000 if the realized sale price of the existing home is below the average appraised price.

•	Company will accept the market value of the existing home as determined by averaging of two current appraisals.

•	Reimbursement of all reasonable and customary closing costs on the sale of your primary residence, and purchase of a new primary residence.

•	Shipment, packing, unpacking and storage of household goods for up to 180 days.

•	Reimbursement for the cost of transporting up to three vehicles based on the IRS standard mileage rate of $.55/mile (as adjusted).

•	Tax gross-up on all non-deductible relocation expenses associated with move.

•	Company-paid initiation fees to all company-owned and operated amenities, including but not limited to, Camp Creek Golf Club, Shark’s Tooth Golf Club, WaterSound Beach Club, WaterColor amenities and facilities. You will be responsible for dues, with the membership owned by you.

•	St. Joe will provide a cash resettlement allowance of $100,000 to assist in defraying the incidental cost of relocation. The allowance will be paid via payroll, not subject to gross-up and appropriate taxes will be withheld. The following are examples of incidental expenses:

•	Community dues and HOA fees

•	Utility hook-ups for telephone, electric, water and gas

•	Installation of outside antennas or cable TV hookup

•	Fees incurred for automobile registration, driver’s license and vehicle tags

•	Tips, food and beverages provided to van line driver/crew

•	Transportation of pets.

As the relocation package represents a substantial benefit, by accepting this offer, you agree to the following terms:

1.	This agreement does not alter your status as an at-will employee of the Company.

2.	This agreement does not modify or amend your existing employment agreement.

3.	This agreement shall be interpreted in accordance with the laws of the State of Florida.

Please indicate your acknowledgement and acceptance of this Agreement with your signature below.

Sincerely,	Acknowledged and Accepted:
/s/ Hugh Durden
Hugh Durden	/s/ Wm. Britton Greene

Chairman of the Board The St. Joe Company	Wm. Britton Greene
cc: Rusty Bozman	March 16, 2010

Dated